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                                  Exhibit 11

                              SARNIA CORPORATION
                 Statement Re:  Computation of Per Share Earnings
                 (Unaudited - in thousands, except per share data)


                               For the Three-Month      For the Nine-Month
                             Periods Ended March 31,  Periods Ended March 31,
                             -----------------------  -----------------------
                                 1998        1997         1998         1997
                             ----------- -----------  -----------  -----------

Net income (loss)
 applicable to common
 stock                       $        9  $       (4)  $       35   $       (9)
                             =========== ===========  ===========  ===========

Weighted average common
 shares outstanding           4,572,545   4,572,545    4,572,545    4,572,545
                             =========== ===========  ===========  ===========

DILUTED EARNINGS PER SHARE:
Net income (loss) per share
 applicable to common stock
 - basic . . . . . . . . . . $      ---  $      ---   $      ---   $      ---
                             =========== ===========  ===========  ===========


Common shares from above . .  4,572,545   4,572,545    4,572,545    4,572,545
Assumed exercise of options
 (treasury stock method) . .     28,582         ---       11,765          ---
                             ----------- -----------  -----------  -----------
                              4,601,127   4,572,545    4,584,310    4,572,545
                             =========== ===========  ===========  ===========

Net income (loss) per share
 applicable to common stock
 - diluted . . . . . . . . . $      ---  $      ---   $      ---   $      ---
                             =========== ===========  ===========  ===========


                                         12

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